Exhibit 99.3

     Tuesday June 29, 2:39 pm Eastern Time
     Company Press Release

                   Neose Technologies Completes $14.25 Million
                                    Financing

     HORSHAM, Pa.--(BUSINESS WIRE)--June 29, 1999--Neose Technologies, Inc. (NASDAQ:NTEC - news) today announced the completion of a $14.25 million private placement of common stock.

     Neose sold 1,500,000 shares of common stock to a selected group of institutional and individual investors at a price of $9.50 per share, the closing bid price of the stock on June 17, 1999. In addition, each board member of Neose's board of directors, or an entity affiliated with each board member, purchased stock in the private placement. Paramount Capital, Inc. assisted in the private placement.

     Commenting on the financing, Stephen Roth, Neose Chairman and Chief Executive Officer, said, "We are very pleased to have been able to attract significant additional funding for the company in such a difficult financing environment. We are particularly encouraged by the strong confidence of our entire board of directors, as evidenced by its participation in the financing. This financing supplements our strong financial position, and gives us the flexibility to invest in important new projects with tremendous commercial potential."

     Neose is the leading synthetic manufacturer of natural complex carbohydrates. The Company's unique technology platform enables us to discover, develop, and commercialize complex carbohydrates for pharmaceutical, nutritional, and consumer uses. Neose's initial focus is developing carbohydrate ingredients for food and consumer products, pharmaceutical products to treat pediatric ear infections, gastritis and peptic ulcers, and nutritional additives for infant formula. The Company is also developing and manufacturing carbohydrates for use in oncologic vaccines for third party clinical trials. Neose believes its proprietary technologies enable the rapid and cost-efficient enzymatic production of commercial quantities of a wide range of complex carbohydrates. Neose's recent acquisition of the patents, licenses and other intellectual property of Cytel Corporation's Glytec business unit has significantly broadened the Company's unique platform for the enzymatic synthesis of complex carbohydrates.

     This release is available on the Neose Technologies, Inc. website at www.neose.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Neose that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause actual results to differ from those contained in the forward-looking statement, see the "Risk Factor" section in item 1 of Neose's Annual Report on Form 10-K for the year ended December 31, 1998.

      Contact:   Neose Technologies, Inc.
                 P. Sherrill Neff, President and Chief Financial Officer
                 A. Brian Davis, Director, Finance
                 215/441-5890
                 or
                 Adam Friedman Associates
                 Adam Friedman, 212/391-7596
                 email: adam@adam-friedman.com


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